Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
13-014		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For immediate Release		Ken Dennard, Managing Partner
Dennard-Lascar / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES SECOND QUARTER 2013 RESULTS

July 31, 2013 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the second quarter ended June 30, 2013. Following are highlights for this period and the Company’s future outlook:

•	Record quarterly revenue of $154.3 million for 2Q2013 was up 17% from the year-ago quarter and 5% sequentially

•	2Q2013 operating income of $52.2 million increased 54% from the year-ago quarter and 10% sequentially

•	2Q2013 diluted EPS of $0.65 per share increased 97% from the year-ago quarter

•	2Q2013 EBITDA of $74.8 million increased 35% from the year-ago quarter

•	The HOS Red Dawn, the first HOSMAX OSV in the OSV Newbuild Program #5, was placed in-service on June 24, 2013

•	First three 300 class HOSMAX OSV newbuilds scheduled for 2013 delivery are already contracted to customers in the GoM

•	2Q2013 utilization of the 50-vessel new gen OSV fleet was 88%, roughly in-line with the year-ago and sequential quarters

•	2Q2013 high-spec OSV utilization was 95% compared to 96% a year-ago and 99% sequentially

•	2Q2013 MPSV utilization was 99%, up from 91% a year ago and 95% sequentially

•	Contract backlog for new gen OSV vessel-days is currently at 66% and 27% for the remainder of 2013 and fiscal 2014

•	Contract backlog for MPSV vessel-days is currently at 65% and 31% for the remainder of 2013 and fiscal 2014

•	On July 22nd, the Company entered into a definitive agreement to sell its active Downstream vessels for $230 million

Second quarter 2013 revenues increased 17.2% to $154.3 million compared to $131.6 million for the second quarter of 2012 and increased 4.6% compared to $147.5 million for the first quarter of 2013. Operating income was $52.2 million, or 33.8% of revenues, for the second quarter of 2013 compared to $33.8 million, or 25.7% of revenues, for the prior-year quarter; and $47.4 million, or 32.1% of revenues, for the first quarter of 2013. The Company recorded net income for the second quarter of 2013 of $23.8 million, or $0.65 per diluted share, compared to net income of $12.0 million, or $0.33 per diluted share, for the year-ago quarter; and net income of $6.2 million, or $0.17 per diluted share, for the first quarter of 2013. Diluted common shares for the second quarter of 2013 were 36.5 million compared to 36.1 million for the second quarter of 2012 and 36.3 million for the first quarter of 2013. Second quarter 2013 EBITDA increased 34.8% to $74.8 million compared to $55.5 million for the second quarter of 2012 and increased 63.3% compared to $45.8 million for the first quarter of 2013. However, the Company

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recorded losses on early extinguishment of debt in each of the first two quarters of 2013 and 2012, as discussed in greater detail below. For sake of comparability, following is a recap of the impact of such losses on early extinguishment of debt on the Company’s EBITDA and diluted EPS for the three fiscal quarters reported in this press release. Excluding the impact of losses on early extinguishment of debt, EBITDA for the second quarter of 2013, the year-ago quarter and the sequential quarter would have been $76.3 million, $56.4 million and $70.1 million, respectively. Excluding the impact of losses on early extinguishment of debt, diluted EPS for the second quarter of 2013, the year-ago quarter and the sequential quarter would have been $0.67, $0.35 and $0.59 per share, respectively. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.

Upstream Segment. Revenues from the Upstream segment were $137.8 million for the second quarter of 2013, an increase of $16.1 million, or 13.2%, from $121.7 million for the second quarter of 2012; and an increase of $5.3 million, or 4.0%, from $132.5 million for the first quarter of 2013. The year-over-year increase in Upstream revenues primarily resulted from higher utilization and dayrates due to increased demand for the Company’s high-spec OSVs and MPSVs in the GoM. Upstream operating income was $46.9 million, or 34.0% of revenues, for the second quarter of 2013 compared to $35.5 million, or 29.2% of revenues, for the prior-year quarter; and $43.9 million, or 33.1% of revenues, for the first quarter of 2013. Average new generation OSV dayrates for the second quarter of 2013 were $26,079 compared to $23,335 for the same period in 2012 and $25,142 for the first quarter of 2013. New generation OSV utilization was 88.3% for the second quarter of 2013 compared to 88.1% for the year-ago quarter and 86.7% for the sequential quarter. The Company’s high-spec OSVs achieved an average utilization of 94.9% for the second quarter of 2013, while maintaining leading-edge spot dayrates in the $38,000 to $45,000 range. After adjusting for 79 days of second quarter downtime for regulatory drydockings, the Company’s commercially available high-spec OSV fleet achieved an effective utilization of 98.3%.

Downstream Segment. Revenues from the Downstream segment of $16.5 million for the second quarter of 2013 increased by $6.6 million, or 66.7%, compared to $9.9 million for the same period in 2012; and an increase of $1.5 million, or 10.0%, compared to $15.0 million for the first quarter of 2013. The year-over-year revenue increase was largely due to improved market conditions in the GoM and in the Northeast and, to a lesser extent, 164 fewer days out-of-service related to the installation of vapor recovery systems on three barges and the regulatory drydocking of a fourth barge that occurred during the second quarter of 2012. The Company’s double-hulled tank barge average dayrates were $20,169 for the second quarter of 2013 compared to $16,284 for the same period in 2012 and $19,338 for the sequential quarter. Utilization for the double-hulled tank barge fleet was 100.0% for the second quarter of 2013 compared to 74.6% for the year-ago quarter and 95.7% for the sequential quarter. Effective, or utilization-adjusted, dayrates for the Company’s double-hulled tank barges were $20,169 for the second quarter of 2013, which is $8,021, or 66.0%, higher than the prior-year quarter effective dayrates.

General and Administrative (“G&A”). G&A expenses of $13.8 million for the second quarter of 2013 were 8.9% of revenues compared to $12.1 million, or 9.2% of revenues, for the second quarter of 2012. The increase in G&A expenses was primarily attributable to higher shoreside incentive compensation expense. The Company allocated 93% of its second quarter 2013 G&A expenses to the Upstream segment and 7% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $24.0 million for the second quarter of 2013, or $1.7 million higher than the prior-year quarter. This increase is primarily due to higher shipyard costs for vessel regulatory drydockings. Depreciation and amortization expense is expected to continue to increase from current levels as the vessels under the Company’s current newbuild and conversion programs are placed in service and when any newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Gain on Sale of Assets. Included in second quarter 2013 results was a $1.6 million ($1.0 million after tax and $0.03 per diluted share) gain on the sale of non-core assets.

Interest Expense. Interest expense decreased $1.1 million during the second quarter of 2013 compared to the same period in 2012, primarily due to an increase in capitalized interest cost related to the Company’s fifth OSV newbuild program, which commenced during the fourth quarter of 2011. The Company recorded $7.4 million of capitalized construction period interest, or roughly 36% of its total interest costs, for the first quarter of 2013 compared to having capitalized $2.0 million, or roughly 12% of its total interest costs, for the prior-year quarter.

Loss on Early Extinguishment of Debt. The Company recorded losses on early extinguishment of debt related to two separate bond refinancings that spanned each of the first two quarters of 2013 and 2012, respectively, as discussed below. On May 13, 2013, the remaining $15.3 million, or 6%, of the Company’s 8.000% senior notes due 2017 were redeemed with proceeds from its new 5.000% senior notes due 2021. A loss on early extinguishment of debt of approximately $1.5 million ($0.9 million after-tax or $0.02 per diluted share) was recorded during the second quarter of 2013 in connection with that redemption, which includes an allocable portion of the write-off of unamortized financing costs, the original issue discount and the bond redemption premium. On April 30, 2012, the remaining $47.8 million, or 16%, of the Company’s 6.125% senior notes due 2014 were redeemed with proceeds from its new 5.875% senior notes due 2020. A loss on early extinguishment of debt of approximately $0.9 million ($0.6 million after-tax or $0.02 per diluted share) was recorded during the second quarter of 2012 in connection with that redemption, which includes an allocable portion of the write-off of unamortized financing costs, the original issue discount and the bond redemption premium. On March 28, 2013, the initial $234.7 million, or 94%, of the Company’s 8.000% senior notes due 2017 were redeemed with the proceeds from its new 5.000% senior notes due 2021. A loss on early extinguishment of debt of approximately $24.3 million ($15.2 million after-tax or $0.42 per diluted share) was recorded during the first quarter of 2013 in connection with that redemption.

First Half 2013 Results

Revenues for the first six months increased 20.0% to $301.8 million compared to $251.6 million for the same period in 2012. Operating income was $99.6 million, or 33.0% of revenues, for the first six months in 2013 compared to $62.5 million, or 24.8% of revenues, for the prior-year period. Net income for the first six months of 2013 increased $11.7 million to net income of $30.0 million, or $0.82 per diluted share, compared to net income of $18.3 million, or $0.51 per diluted share, for the first six months of 2012. EBITDA for the first half of 2013 increased 20.7% to $120.7 million compared to $100.0 million for the first half of 2012. The Company recorded a $25.8 million ($16.1 million after-tax or $0.44 per diluted share) loss on early extinguishment of debt during the first six months of 2013. This loss resulted from the refinancing of the Company’s 8.000% senior notes due 2017 with new 5.000% senior notes due 2021. Excluding the impact of such loss on early extinguishment of debt, EBITDA, net income and diluted EPS for the first six months of 2013 would have been $146.5 million, $46.1 million and $1.26 per share, respectively. The Company recorded a $6.0 million ($3.7 million after-tax or $0.11 per diluted share) loss on early extinguishment of debt during the first six months of 2012. This loss resulted from the refinancing of the Company’s 6.125% senior notes due 2014 with new 5.875% senior notes due 2020. Excluding the impact of such loss on early extinguishment of debt, EBITDA, net income and diluted EPS for the first six months of 2012 would have been $106.0 million, $22.0 million and $0.62 per share, respectively. The year-over-year increase in Upstream revenues primarily resulted from increased demand for the Company’s high-spec OSVs and MPSVs in the GoM. The Company’s net income for the first six months of 2013 included an aggregate $1.6 million ($1.0 million after-tax, or $0.03 per diluted share) gain on the sale of non-core assets.

Recent Developments

On July 22, 2013, the Company entered into a definitive agreement with an affiliate of Genesis Energy, L.P. (NYSE:GEL) to sell it’s active Downstream fleet and related business for cash consideration of $230.0 million, which is expected to result in a gain on sale of assets of approximately $59.0 million ($38.4 million after-tax or $1.05 per diluted share) and after-tax proceeds, on a cash basis for 2013, of $224.4 million. Simultaneously with the execution of the definitive agreement, Genesis posted a $23 million deposit. The transaction is subject to customary closing conditions and regulatory clearances, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Act, and is anticipated to close by the end of the third quarter of 2013. The Company and Genesis plan to enter into transition service agreements in order to ensure a smooth transition of operations and services for both employees and customers.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events. These statements are forward-looking and actual results may differ materially given the volatility inherent in the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any additional future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, financings or the unannounced expansion of existing newbuild programs that may be commenced after the date of this disclosure. As a result of the definitive agreement to dispose of the active Downstream fleet, the guidance below assumes a projected closing date of August 31, 2013, and, therefore, includes estimated operating results for the Downstream segment through such date. The partial-quarter operating results for the Downstream fleet will vary based on the actual closing date of the sale. Additional cautionary information concerning forward-looking statements can be found on page 11 of this news release.

Forward Guidance

Vessel Counts. As of July 31, 2013, excluding inactive non-core vessels, the Company’s operating fleet consisted of 50 new generation OSVs, four MPSVs, nine double-hulled tank barges and nine ocean-going tugs. During the second quarter of 2013, the Company sold two of its six 220 class DP-1 new generation OSVs. The forecasted Upstream vessel counts presented in this press release reflect the anticipated 2013 and 2014 OSV newbuild deliveries discussed below. The Company’s active Upstream Fleet for fiscal years 2013 and 2014 is expected to be comprised of an average of 50.8 and 60.9 new generation OSVs, respectively. The active new generation OSVs are comprised of an average of 24.5 “term” vessels that are currently chartered on long-term contracts and an average of 26.0 “spot” vessels that are currently operating or being offered for service under short-term charters. As of July 31, 2013, the Company has reactivated all previously stacked 220 class DP-1 new generation OSVs. The Company expects to operate a total of four MPSVs in each of the fiscal years 2013 and 2014. The Company’s active Downstream fleet is expected to consist of nine double-hulled tank barges and nine-ocean going tugs through the assumed transaction closing date of August 31, 2013, at which time they are expected to be sold as discussed above.

Contract Coverage. The Company’s forward contract coverage for its current and projected fleet of active new generation OSVs for the remainder of fiscal 2013 and for fiscal 2014 is currently 66% and 27%, respectively. The Company’s forward contract coverage for its four MPSVs for the remainder of fiscal 2013 and for fiscal 2014 is currently 65% and 31%, respectively. The Company’s forward contract coverage for its nine-vessel fleet of double-hulled tank barges through the assumed transaction closing date of August 31, 2013 is currently 79%. These contract backlog percentages are based on available vessel-days for the guidance periods, not estimated revenue.

Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s projected average of 24.5 active “term” OSVs are now expected to be in the $21,000 to $22,000 range for the full-year 2013. This range does not reflect the incremental impact of any revenue expected to be derived in fiscal 2013 from the Company’s “spot” or “stacked” OSVs. The Company does not provide annual guidance regarding the effective dayrates anticipated for its “spot” new generation OSVs due to the wide range of potential outcomes of its current domestic and international bidding activity for such vessels. Improved market conditions have allowed the Company to maintain leading-edge spot dayrates for its high-spec OSVs in the $38,000 to $45,000 range, up from $30,000 to $36,000 for the first half of 2012. Whether these rates can be sustained will depend on a variety of factors, including the pace of permitting, the future rig count and the timing of anticipated drilling rig and OSV newbuild deliveries in the GoM. Effective dayrates for the Company’s nine double-hulled tank barges are now projected to be in the range of $19,000 to $20,000 for the 2013 partial-year guidance period through August 31, 2013.

Operating Expenses. Aggregate cash operating expenses for the Company’s Upstream segment are projected to be in the range of $63.0 million to $66.0 million for the third quarter of 2013, and $241.0 million to $246.0 million for fiscal 2013. This annual guidance range includes the impact of the pending sale of the active Downstream fleet, roughly $4 million of total out-of-pocket costs related to the remobilization of four 240 class OSVs out of Brazil, but does not count the lost revenue during 120 days of aggregate commercial downtime (30 days per vessel) during the period June through August 2013. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur that are not recoverable through charter hire in connection with the potential relocation of more of its current spot and/or stacked vessels into international markets or back to the GoM and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates. Aggregate cash operating expenses for the Company’s Downstream segment are projected to be in the range of $4.0 million to $5.0 million for the third quarter of 2013 through the assumed transaction closing date of August 31, 2013, and $18.3 million to $19.3 million for the 2013 partial-year guidance period through August 31, 2013.

G&A Expenses. General and administrative expenses are expected to be in the approximate range of $13.0 million to $14.0 million for the third quarter of 2013, and $54.0 million to $56.0 million for the full-year 2013, commensurate with the Company’s pending fleet growth and international operations. The Company expects to remain within the historical range of G&A-to-revenue margins of its public OSV peer group.

Other Financial Data. The projected annual loss on early extinguishment of debt, depreciation, amortization, net interest expense, cash income taxes, cash interest expense and weighted-average diluted shares outstanding for the full-year 2013 are included in the attached data tables. Projected quarterly depreciation, amortization, net interest expense, cash income taxes, cash interest expense and weighted-average diluted shares outstanding for the quarter ending September 30, 2013 are expected to be $15.4 million, $9.0 million, $11.5 million, $0.7 million, $12.2 million and 36.7 million, respectively. Included in the third-quarter 2013 depreciation and amortization projections above are $1.3 million and $0.8 million, respectively, of depreciation and amortization expense related to the Downstream segment through the assumed transaction closing date of August 31, 2013. The Company’s annual and quarterly effective tax rate is expected to be in the range of 34.0% to 36.0% for fiscal 2013.

Capital Expenditures Outlook

Update on OSV Newbuild Program #5. The Company’s fifth OSV newbuild program consists of four 300 class OSVs, six 310 class OSVs, ten 320 class OSVs and four 310 class MPSVs. In late-June the Company accepted delivery of the first 300 class OSV under this program, the HOS Red Dawn. This vessel was immediately chartered to a customer in the GoM. In May 2013, the Company contracted with a third domestic shipyard to construct two of its new class of Jones Act MPSVs (included in the four noted above) based upon the HOSMAX 310 vessel design, with expected deliveries in 2016. Based on its current plan to build up to eight Jones Act MPSVs (inclusive of the four MPSV newbuilds discussed above), the Company has decided to allow its remaining 44 options to construct additional HOSMAX 310 and 320 class OSVs to expire. The 23 remaining vessels under this 24-vessel domestic newbuild program are currently expected to be delivered in accordance with the table below:

	2013		2014				2015				2016				Total
	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q
Estimated In-Service Dates:
300 class OSVs	—	2	1	—	—	—	—	—	—	—	—	—	—	—	3
310 class OSVs	—	—	1	1	1	2	1	—	—	—	—	—	—	—	6
320 class OSVs	—	2	2	3	1	1	1	—	—	—	—	—	—	—	10

Total OSVs	—	4	4	4	2	3	2	—	—	—	—	—	—	—	19

310 class MPSVs	—	—	—	—	—	—	—	—	1	1	—	1	—	1	4

Total Newbuilds	—	4	4	4	2	3	2	—	1	1	—	1	—	1	23

Based on the above schedule of projected vessel in-service dates, the Company expects to own and operate 54, 67 and 69 new generation OSVs as of December 31, 2013, 2014 and 2015, respectively. These vessel additions result in a projected average new generation OSV fleet complement of 50.8, 60.9 and 68.9 vessels for the fiscal years 2013, 2014 and 2015, respectively. As described in the above schedule of projected vessel in-service dates, the Company expects to own and operate four, four, six and eight MPSVs as of December 31, 2013, 2014, 2015 and 2016, respectively. These vessel additions result in a projected average MPSV fleet complement of 4.0, 4.0, 4.4 and 6.8 vessels for the fiscal years 2013, 2014, 2015 and 2016, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $1.24 billion, of which $515.9 million, $315.9 million, $108.4 and $25.2 million is expected to be incurred in 2013, 2014, 2015 and 2016, respectively. From the inception of this program through June 30, 2013, the Company has incurred $487.5 million, or 39.3%, of total expected project costs, including $130.4 million that was spent during the second quarter of 2013. The Company expects to incur approximately $174.3 million of project newbuild-related project costs during the third quarter of 2013.

Update on Maintenance Capital Expenditures. Please refer to the attached data table on page 14 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2013 and 2014. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its company-wide fleet of vessels will be approximately $56.8 million and $44.3 million, respectively, for the full-years 2013 and 2014, respectively. These maintenance capex guidance figures have been adjusted downward to reflect the anticipated sale of the Downstream fleet in August 2013.

Update on Other Capital Expenditures. Please refer to the attached data tables on page 14 of this press release for a summary, by period, of historical and projected data for other capital expenditures, including the 200 Class OSV Retrofit Program described below, for each of the quarterly and/or annual periods presented for the fiscal years 2013 and 2014. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades, mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. In addition to the $50 million OSV retrofit program outlined below, the Company expects miscellaneous incremental commercial-related vessel improvements and non-vessel capital expenditures to be approximately $24.3 million and $8.0 million, respectively, for the full-years 2013 and 2014, respectively. These other capex guidance figures have been adjusted downward to reflect the anticipated sale of the Downstream fleet in August 2013.

200 Class OSV Retrofit Program. In September 2012, the Company awarded a contract for the upgrading and stretching of six of the Company’s Super 200 class DP-1 OSVs, converting them into 240 class DP-2 OSVs. The project costs for these discretionary vessel modifications are expected to be approximately $50.0 million, in the aggregate ($8.3 million each), and the Company expects to incur approximately 799 vessel-days of aggregate commercial downtime for the six vessels (roughly 133 vessel-days each), as follows:

	2012A	1Q2013A	2Q2013A	3Q2013E	4Q2013E	Total
200 Class OSV Retrofit Program:
Cash outlays (in millions)	$2.3	$4.2	$17.5	$15.7	$10.3	$50.0
Commercial downtime (in days)	21	180	220	208	170	799

The first two vessels were re-delivered to the Company in May and the current schedule projects re-deliveries of two vessels each in September and December of 2013, respectively.

Liquidity Outlook

As of June 30, 2013, the Company had a cash balance of $636.2 million and an undrawn $300 million revolving credit facility. In addition, upon closing in late August 2013, the Company expects to collect an additional $230 million in cash proceeds from the sale of its Downstream segment (including the $23 million deposit already received). Together with cash on-hand, cash proceeds from the sale of assets and available capacity under its currently undrawn revolving credit facility, the Company expects to generate sufficient cash flow from operations to cover all of its growth capital expenditures for the remaining 23 HOSMAX vessels under construction, all of the capital costs related to its six-vessel 200 class OSV retrofit program, the planned retirement of its 1.625% convertible notes in November 2013, and all of its annually recurring cash debt service, maintenance capital expenditures and cash income taxes for the fiscal year ending 2013 and for the full duration of the currently committed 24-vessel HOSMAX newbuild program.

Conference Call

The Company will hold a conference call to discuss its second quarter 2013 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, August 1, 2013. To participate in the call, dial (480) 629-9644 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard-Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through August 8, 2013, and may be accessed by calling (303) 590-3030 and using the pass code 4629861#.

Attached Data Tables

The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors—IR Home.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of 76 vessels primarily serving the energy industry and has 23 additional high-spec Upstream vessels under construction for delivery through 2016.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM; the Company’s inability to successfully complete its fifth OSV newbuild program and its 200 class OSV retrofit program on-time and on-budget, which involves the construction, conversion and integration of highly complex vessels and systems; delays or inability to close the recently announced sale of the Downstream business segment; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements, including any such laws or regulations that may yet arise as a result of the Deepwater Horizon incident or the resulting drilling moratoria and regulatory reforms, as well as the outcome of pending litigation brought by environmental groups challenging exploration plans approved by the Department of Interior; less than anticipated success in marketing and operating the Company’s MPSVs presently owned or under construction; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; renewed weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; the impact of planned sequester of federal spending pursuant to the Budget Control Act of 2011; industry risks; reductions in capital spending budgets by customers; a material reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; sustained declines in oil and natural gas prices; further increases in operating costs, such as mariner wage increases; the inability to accurately predict vessel utilization levels and dayrates; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure demand in the GoM and other markets; the level of fleet additions by the Company and its competitors that could result in over capacity in the markets in which the Company competes; economic and political risks; weather-related risks; the shortage of or the inability to attract and retain qualified personnel, including vessel personnel for active, unstacked and newly constructed vessels; regulatory risks; the repeal or administrative weakening of the Jones Act or changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; drydocking delays and cost overruns and related risks; vessel accidents, pollution incidents, or other events resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide funding under the Company’s credit agreement, if required. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Revenues	$154,323	$147,516	$131,645	$301,839	$251,618
Costs and expenses:
Operating expenses	65,899	63,365	63,456	129,264	122,665
Depreciation and amortization	24,041	22,866	22,278	46,907	43,277
General and administrative expenses	13,819	13,879	12,081	27,698	23,207

	103,759	100,110	97,815	203,869	189,149

Gain (loss) on sale of assets	1,599	—	(11)	1,599	(3)

Operating income	52,163	47,406	33,819	99,569	62,466
Other income (expense):
Loss on early extinguishment of debt	(1,457)	(24,319)	(855)	(25,776)	(6,048)
Interest income	668	577	461	1,245	1,014
Interest expense	(13,242)	(13,722)	(14,342)	(26,964)	(28,274)
Other income, net [1]	93	(107)	224	(14)	329

	(13,938)	(37,571)	(14,512)	(51,509)	(32,979)

Income before income taxes	38,225	9,835	19,307	48,060	29,487
Income tax expense	14,395	3,676	7,293	18,071	11,166

Net income	$23,830	$6,159	$12,014	$29,989	$18,321

Basic earnings per share of common stock	$0.66	$0.17	$0.34	$0.84	$0.52

Diluted earnings per share of common stock	$0.65	$0.17	$0.33	$0.82	$0.51

Weighted average basic shares outstanding	35,864	35,618	35,308	35,742	35,222

Weighted average diluted shares outstanding [2]	36,499	36,346	36,050	36,425	36,029

Other Operating Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Offshore Supply Vessels:
Average number of new generation OSVs [3]	50.0	51.0	51.0	50.5	51.0
Average number of active new generation OSVs [4]	49.4	50.0	48.0	49.7	47.4
Average new generation fleet capacity (deadweight) [3]	126,870	128,190	128,190	127,530	128,190
Average new generation vessel capacity (deadweight)	2,538	2,514	2,514	2,526	2,514
Average new generation utilization rate [5]	88.3%	86.7%	88.1%	87.5%	84.6%
Average new generation dayrate [6]	$26,079	$25,142	$23,335	$25,611	$22,896
Effective dayrate [7]	$23,028	$21,798	$20,558	$22,410	$19,370
Tugs and Tank Barges:
Average number of double-hulled tank barges [8]	9.0	9.0	9.0	9.0	9.0
Average double-hulled fleet capacity (barrels) [8]	884,621	884,621	884,621	884,621	884,621
Average double-hulled barge size (barrels)	98,291	98,291	98,291	98,291	98,291
Average double-hulled utilization rate [5]	100.0%	95.7%	74.6%	97.8%	80.0%
Average double-hulled dayrate [9]	$20,169	$19,338	$16,284	$19,765	$16,811
Effective dayrate [7]	$20,169	$18,506	$12,148	$19,330	$13,449

Balance Sheet Data (unaudited):

	As of June 30, 2013	As of December 31, 2012
Cash and cash equivalents	$636,174	$576,678
Working capital	457,190	388,004
Property, plant and equipment, net	2,018,432	1,812,110
Total assets	2,920,506	2,631,731
Total short-term debt	245,483	238,907
Total long-term debt	1,059,597	850,530
Stockholders’ equity	1,207,596	1,165,845

Cash Flow Data (unaudited):

	Six Months Ended
	June 30, 2013	June 30, 2012
Cash provided by operating activities	$109,475	$59,088
Cash used in investing activities	(236,377)	(90,183)
Cash provided by financing activities	186,721	65,933

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
UPSTREAM:
Vessel revenues	$136,607	$131,437	$120,578	$268,044	$227,292
Non-vessel revenues	1,204	1,089	1,120	2,293	2,299

Total revenues	$137,811	$132,526	$121,698	$270,337	$229,591

Operating income	$46,949	$43,879	$35,503	$90,828	$63,822
Operating margin	34.1%	33.1%	29.2%	33.6%	27.8%
Components of EBITDA [10]
Net income	$21,323	$4,747	$13,942	$26,070	$21,908
Interest expense, net	11,380	11,871	12,644	23,251	24,854
Income tax expense	12,882	2,833	8,462	15,715	13,354
Depreciation	13,448	13,196	13,045	26,644	26,005
Amortization	7,460	6,223	5,761	13,683	9,998

EBITDA [10]	$66,493	$38,870	$53,854	$105,363	$96,119

Adjustments to EBITDA
Loss on early extinguishment of debt	$1,457	$24,319	$681	$25,776	$4,037
Stock-based compensation expense	2,815	3,004	1,968	5,819	3,993
Interest income	664	572	457	1,236	1,003

Adjusted EBITDA [10]	$71,429	$66,765	$56,960	$138,194	$105,152

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$66,493	$38,870	$53,854	$105,363	$96,119
Cash paid for deferred drydocking charges	(9,328)	(5,681)	(8,698)	(15,009)	(16,283)
Cash paid for interest	(11,890)	(12,411)	(3,150)	(24,301)	(15,988)
Cash paid for taxes	(1,372)	(553)	(197)	(1,925)	(729)
Changes in working capital	20,583	(16,763)	(12,799)	3,820	(13,922)
Stock-based compensation expense	2,815	3,004	1,968	5,819	3,993
Loss on early extinguishment of debt	1,457	24,319	681	25,776	4,037
Changes in other, net	(1,620)	(126)	437	(1,746)	434

Net cash provided by operating activities	$67,138	$30,659	$32,096	$97,797	$57,661

DOWNSTREAM:
Revenues	$16,512	$14,990	$9,947	$31,502	$22,027
Operating income	5,214	3,527	(1,684)	8,741	(1,356)
Operating margin	31.6%	23.5%	(16.9%)	27.7%	(6.2%)
Components of EBITDA [10]
Net income (loss)	$2,507	$1,412	$(1,928)	$3,919	$(3,587)
Interest expense, net	1,194	1,274	1,237	2,468	2,406
Income tax expense (benefit)	1,513	843	(1,169)	2,356	(2,188)
Depreciation	1,965	2,114	2,126	4,079	4,248
Amortization	1,168	1,333	1,346	2,501	3,026

EBITDA [10]	$8,347	$6,976	$1,612	$15,323	$3,905

Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$174	$—	$2,011
Stock-based compensation expense	307	318	217	625	442
Interest income	4	5	4	9	11

Adjusted EBITDA [10]	$8,658	$7,299	$2,007	$15,957	$6,369

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$8,347	$6,976	$1,612	$15,323	$3,905
Cash paid for deferred drydocking charges	(1,964)	(1,753)	(2,888)	(3,717)	(3,462)
Cash paid for interest	(1,777)	(1,854)	(471)	(3,631)	(2,389)
Cash paid for taxes	—	—	—	—	—
Changes in working capital	(1,130)	4,208	2,257	3,078	921
Stock-based compensation expense	307	318	217	625	442
Loss on early extinguishment of debt	—	—	174	—	2,011
Changes in other, net	15	(15)	(10)	—	(1)

Net cash provided by operating activities	$3,798	$7,880	$891	$11,678	$1,427

CONSOLIDATED:
Revenues	$154,323	$147,516	$131,645	$301,839	$251,618
Operating income	52,163	47,406	33,819	99,569	62,466
Operating margin	33.8%	32.1%	25.7%	33.0%	24.8%
Components of EBITDA [10]
Net income	$23,830	$6,159	$12,014	$29,989	$18,321
Interest expense, net	12,574	13,145	13,881	25,719	27,260
Income tax expense	14,395	3,676	7,293	18,071	11,166
Depreciation	15,413	15,310	15,171	30,723	30,253
Amortization	8,628	7,556	7,107	16,184	13,024

EBITDA [10]	$74,840	$45,846	$55,466	$120,686	$100,024

Adjustments to EBITDA
Loss on early extinguishment of debt	$1,457	$24,319	$855	$25,776	$6,048
Stock-based compensation expense	3,122	3,322	2,185	6,444	4,435
Interest income	668	577	461	1,245	1,014

Adjusted EBITDA [10]	$80,087	$74,064	$58,967	$154,151	$111,521

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$74,840	$45,846	$55,466	$120,686	$100,024
Cash paid for deferred drydocking charges	(11,292)	(7,434)	(11,586)	(18,726)	(19,745)
Cash paid for interest	(13,667)	(14,265)	(3,621)	(27,932)	(18,377)
Cash paid for taxes	(1,372)	(553)	(197)	(1,925)	(729)
Changes in working capital	19,453	(12,555)	(10,542)	6,898	(13,001)
Stock-based compensation expense	3,122	3,322	2,185	6,444	4,435
Loss on early extinguishment of debt	1,457	24,319	855	25,776	6,048
Changes in other, net	(1,605)	(141)	427	(1,746)	433

Net cash provided by operating activities	$70,936	$38,539	$32,987	$109,475	$59,088

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

Capital Expenditures and Drydock Downtime Data (unaudited):

Historical Data (11):

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	7.0	2.0	5.0	9.0	13.0
Commercial downtime (in days)	224	58	140	282	301
MPSVs
Number of vessels commencing drydock activities	—	—	—	—	1.0
Commercial downtime (in days)	—	—	32	—	37
Double-Hulled Tank Barges
Number of vessels commencing drydock activities	—	1.0	1.0	1.0	2.0
Commercial downtime (in days)	—	32	32	32	66
Tugs
Number of vessels commencing drydock activities	—	3.0	3.0	3.0	4.0
Commercial downtime (in days)	2	91	74	93	108
Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$11,292	$7,434	$11,586	$18,726	$19,745
Other vessel capital improvements	2,399	2,615	2,112	5,014	7,342

	13,691	10,049	13,698	23,740	27,087

Other Capital Expenditures:
200 class OSV retrofit program	17,462	4,234	—	21,696	—
Commercial-related vessel improvements	1,609	65	1,752	1,674	2,386
Non-vessel related capital expenditures	2,459	479	493	2,938	994

	21,530	4,778	2,245	26,308	3,380

	$35,221	$14,827	$15,943	$50,048	$30,467

Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$130,346	$82,575	$40,997	$212,921	$78,013

Forecasted Data (11):

	1Q 2013A	2Q 2013A	3Q 2013E	4Q 2013E	2013E	2014E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	2.0	7.0	7.0	3.0	19.0	22.0
Commercial downtime (in days)	58	224	209	157	648	577
MPSVs
Number of vessels commencing drydock activities	—	—	1.0	1.0	2.0	2.0
Commercial downtime (in days)	—	—	12	69	81	60
Double-Hulled Tank Barges
Number of vessels commencing drydock activities	1.0	—	—	—	1.0	—
Commercial downtime (in days)	32	—	—	—	32	—
Tugs
Number of vessels commencing drydock activities	3.0	—	—	—	3.0	—
Commercial downtime (in days)	91	2	—	—	93	—
Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$7.4	$11.3	$14.7	$12.2	$45.6	$41.2
Other vessel capital improvements	2.6	2.4	4.0	2.2	11.2	3.1

	10.0	13.7	18.7	14.4	56.8	44.3

Other Capital Expenditures:
200 class OSV retrofit program	4.2	17.5	15.7	10.3	47.7	—
Commercial-related vessel improvements	0.1	1.6	6.8	10.9	19.4	4.0
Non-vessel related capital expenditures	0.5	2.5	1.1	0.8	4.9	4.0

	4.8	21.6	23.6	22.0	72.0	8.0

	$14.8	$35.3	$42.3	$36.4	$128.8	$52.3

Growth Capital Expenditures (in millions):
OSV newbuild program #5	$82.6	$130.4	$174.3	$128.6	$515.9	$315.9

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Fleet and Financial Data

(in millions, except Average Vessels, Contract Backlog and Tax Rate)

Forward Guidance of Selected Data (unaudited):

	3Q 2013E Avg Vessels	3Q 2013E Contract Backlog	Full-Year 2013E Avg Vessels	3Q2013-4Q2013 Contract Backlog	Full-Year 2014E Avg Vessels	Full-Year 2014E Contract Backlog
Fleet Data (as of 31-July-2013):
Upstream
New generation OSVs - Term [12]	23.3	99%	24.5	99%	18.0	83%
New generation OSVs - Spot [13]	26.7	51%	26.0	39%	42.9	3%
New generation OSVs - Stacked	—	0%	0.3	0%	—	0%

New generation OSVs - Total	50.0	73%	50.8	66%	60.9	27%

New generation MPSVs	4.0	64%	4.0	65%	4.0	31%

Total Upstream	54.0		54.8		64.9

Downstream
Double-hulled tank barges	9.0	79%	9.0	79%	—	0%

	3Q 2013E Range		Full-Year 2013E Range
	Low [14]	High [14]	Low [14]	High [14]
Cost Data:
Operating Expenses:
Upstream	$63.0	$66.0	$241.0	$246.0
Downstream	4.0	5.0	18.3	19.3

Consolidated	$67.0	$71.0	$259.3	$265.3

General and administrative expenses	$13.0	$14.0	$54.0	$56.0

	1Q 2013A	2Q 2013A	3Q 2013E	4Q 2013E	2013E	2014E
Other Financial Data:
Gain on sale of assets	$—	$1.6	$59.0	$—	$60.6	$—
Loss on early extinguishment of debt	24.3	1.5	—	—	25.8	—
Depreciation	15.3	15.4	15.4	14.8	60.9	70.6
Amortization	7.6	8.6	9.6	8.8	34.6	42.5
Interest expense, net:
Interest expense	$14.2	$15.1	$15.0	$14.6	$58.9	$54.8
Incremental non-cash OID interest expense [15]	5.6	5.5	5.6	3.4	20.1	9.5
Capitalized interest	(6.0)	(7.4)	(8.6)	(8.5)	(30.5)	(27.8)
Interest income	(0.6)	(0.7)	(0.5)	(0.5)	(2.3)	(0.9)

Total interest expense, net	$13.2	$12.5	$11.5	$9.0	$46.2	$35.6
Income tax rate	37.4%	37.7%	34.0%	37.0%	35.0%	37.0%
Cash income taxes	$0.6	$1.4	$0.7	$3.5	$6.2	$5.7
Cash interest expense [16]	14.3	13.7	12.2	13.4	53.6	50.6
Weighted average diluted shares outstanding [17]	36.3	36.5	36.7	36.7	36.6	37.0

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]

For the three and six months ended June 30, 2013 and 2012 and the three months ended March 31, 2013, the Company had no anti-dilutive stock options. As of June 30, 2013, March 31, 2013, and June 30, 2012, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes. As of June 30, 2013 and March 31, 2013, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]

The Company owned 50 new generation OSVs as of June 30, 2013. Excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset. Also excluded from this data are four MPSVs owned and operated by the Company. During the second quarter of 2013, the Company placed in-service the HOS Red Dawn on June 24, 2013 and sold two of its six 220 class DP-1 OSVs.

[4]

In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates in 2009 and 2010. Due to improved market conditions, the Company had reactivated all of its new generation OSVs as of June 30, 2013. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]

Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[7]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[8]

The Company owned and operated nine double-hulled tank barges as of June 30, 2013. Excluded from this data are 12 ocean-going tugs owned by the Company, three of which were stacked and marketed for sale as of June 30, 2013. During the second quarter of 2013, the Company sold two older, lower-horsepower tugs that were marketed for sale. On July 22, 2013, the Company entered into a definitive agreement to sell its active Downstream vessels.

[9]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[10]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.

[12]

As of July 31, 2013, the Company’s active fleet of 24 new generation OSVs that were committed to “term” contracts (time charters of one year or longer in duration at inception) through the remainder of 2013 was comprised of the following fleet mix: eight 200 class OSVs, fifteen 240 class OSVs and one 300 class OSV.

[13]

As of July 31, 2013, the Company’s active fleet of 26 new generation OSVs that were available for “spot” contracts (time charters of less than one year in duration at inception) or additional “term” contracts was comprised of the following fleet mix: nine 200 class OSVs, twelve 240 class OSVs, four 265 class OSVs and one 300 class OSV.

[14]

The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[15]	Represents incremental non-cash OID interest expense resulting from the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009.

[16]

Due to the change in timing of certain interest payment dates associated with the Company’s recent senior notes refinancing in March 2013, cash debt service for fiscal 2013 is expected to be $53.6 million. However, commencing in fiscal 2014, the Company expects to incur a full-year run-rate of cash debt service in the amount of $50.6 million.

[17]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% or 1.500% convertible senior notes. The Company’s 1.625% and 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $62.59 and $68.53, respectively.